SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                     ------------------------------------

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)

                     ------------------------------------


                         BALCOR EQUITY PROPERTIES--XII
                               (Name of Issuer)


                         LIMITED PARTNERSHIP INTERESTS
                        (Title of Class of Securities)


                                     NONE
                     (Cusip Number of Class of Securities)


                              JOHN K. LINES, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                        INSIGNIA FINANCIAL GROUP, INC.
                         ONE INSIGNIA FINANCIAL PLAZA
                       GREENVILLE, SOUTH CAROLINA 29602
                                (803) 239-1675

                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 May 17, 1996
            (Date of Event Which Requires Filing of this Statement)


                     ------------------------------------


                               Page 1 of 7 Pages
                       (no exhibits are filed herewith)

- -----------------------                              -------------------------
CUSIP No.      None                   13D            Page   2   of   7   Pages
          -------------                                   -----    -----
- -----------------------                              -------------------------

- ------------------------------------------------------------------------------
    1        Name of Reporting Person
             S.S. OR I.R.S. Identification Nos. of Above Persons

                        INSIGNIA FINANCIAL GROUP, INC.
- ------------------------------------------------------------------------------
    2        Check the Appropriate Box If a Member of a Group        (a) [X]
                                                                     (b) [ ]

- ------------------------------------------------------------------------------
    3        SEC Use Only


- ------------------------------------------------------------------------------
    4        Source of Funds

                                NOT APPLICABLE
- ------------------------------------------------------------------------------
    5        Check Box if Disclosure of Legal Proceedings is
             Required Pursuant to Items 2(d) or 2(e)                     [ ]


- ------------------------------------------------------------------------------
    6        Citizenship or Place of Organization

                                   DELAWARE

- ------------------------------------------------------------------------------
                           7       Sole Voting Power

                                         0
                     ---------------------------------------------------------
 NUMBER OF                 8       Shared Voting Power
   SHARES
BENEFICIALLY                             4,402.975
  OWNED BY           ---------------------------------------------------------
    EACH                   9       Sole Dispositive Power
 REPORTING
PERSON WITH                              0
                     ---------------------------------------------------------
                          10       Shared Dispositive Power

                                         4,402.975

- ------------------------------------------------------------------------------
    11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    7,557.4
- ------------------------------------------------------------------------------
    12       Check Box if the Aggregate Amount in Row (11)
             Excludes Certain Shares                                     [ ]


- ------------------------------------------------------------------------------
    13       Percent of Class Represented by Amount in Row (11)
                      20.2% (Based on 37,447 Interests reported as outstanding as of December 31, 1995)
- ------------------------------------------------------------------------------
    14       Type of Reporting Person

                        CO
- ------------------------------------------------------------------------------

- -----------------------                              -------------------------
CUSIP No.      None                   13D            Page   3   of   7   Pages
          -------------                                   -----    -----
- -----------------------                              -------------------------

- ------------------------------------------------------------------------------
    1        Name of Reporting Person
             S.S. OR I.R.S. Identification Nos. of Above Persons

                        MAP VII ACQUISITION CORPORATION
- ------------------------------------------------------------------------------
    2        Check the Appropriate Box If a Member of a Group        (a) [X]
                                                                     (b) [ ]

- ------------------------------------------------------------------------------
    3        SEC Use Only


- ------------------------------------------------------------------------------
    4        Source of Funds

                                NOT APPLICABLE
- ------------------------------------------------------------------------------
    5        Check Box if Disclosure of Legal Proceedings is
             Required Pursuant to Items 2(d) or 2(e)                     [ ]


- ------------------------------------------------------------------------------
    6        Citizenship or Place of Organization

                                   DELAWARE

- ------------------------------------------------------------------------------
                           7       Sole Voting Power

                                         0
                     ---------------------------------------------------------
 NUMBER OF                 8       Shared Voting Power
   SHARES
BENEFICIALLY                             4,402.975
  OWNED BY           ---------------------------------------------------------
    EACH                   9       Sole Dispositive Power
 REPORTING
PERSON WITH                              0
                     ---------------------------------------------------------
                          10       Shared Dispositive Power

                                         4,402.975

- ------------------------------------------------------------------------------
    11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    7,557.4
- ------------------------------------------------------------------------------
    12       Check Box if the Aggregate Amount in Row (11)
             Excludes Certain Shares                                     [ ]


- ------------------------------------------------------------------------------
    13       Percent of Class Represented by Amount in Row (11)
                      20.2% (Based on 37,447 Interests reported as outstanding as of December 31, 1995)
- ------------------------------------------------------------------------------
    14       Type of Reporting Person

                       CO
- ------------------------------------------------------------------------------

- -----------------------                              -------------------------
CUSIP No.      None                   13D            Page   4   of   7   Pages
          -------------                                   -----    -----
- -----------------------                              -------------------------

- ------------------------------------------------------------------------------
    1        Name of Reporting Person
             S.S. OR I.R.S. Identification Nos. of Above Persons

                     METROPOLITAN ACQUISITION VII, L.L.C.
- ------------------------------------------------------------------------------
    2        Check the Appropriate Box If a Member of a Group        (a) [X]
                                                                     (b) [ ]

- ------------------------------------------------------------------------------
    3        SEC Use Only


- ------------------------------------------------------------------------------
    4        Source of Funds

                                NOT APPLICABLE
- ------------------------------------------------------------------------------
    5        Check Box if Disclosure of Legal Proceedings is
             Required Pursuant to Items 2(d) or 2(e)                     [ ]


- ------------------------------------------------------------------------------
    6        Citizenship or Place of Organization

                                   DELAWARE

- ------------------------------------------------------------------------------
                           7       Sole Voting Power

                                         0
                     ---------------------------------------------------------
 NUMBER OF                 8       Shared Voting Power
   SHARES
BENEFICIALLY                             4,402.975
  OWNED BY           ---------------------------------------------------------
    EACH                   9       Sole Dispositive Power
 REPORTING
PERSON WITH                              0
                     ---------------------------------------------------------
                          10       Shared Dispositive Power

                                         4,402.975

- ------------------------------------------------------------------------------
    11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    7,557.4
- ------------------------------------------------------------------------------
    12       Check Box if the Aggregate Amount in Row (11)
             Excludes Certain Shares                                     [ ]


- ------------------------------------------------------------------------------
    13       Percent of Class Represented by Amount in Row (11)
                      20.2% (Based on 37,447 Interests reported as outstanding as of December 31, 1995)
- ------------------------------------------------------------------------------
    14       Type of Reporting Person

                       OO
- ------------------------------------------------------------------------------

- -----------------------                              -------------------------
CUSIP No.      None                   13D            Page   5   of   7   Pages
          -------------                                   -----    -----
- -----------------------                              -------------------------

- ------------------------------------------------------------------------------
    1        Name of Reporting Person
             S.S. OR I.R.S. Identification Nos. of Above Persons

                           FMG ACQUISITION I, L.L.C.
- ------------------------------------------------------------------------------
    2        Check the Appropriate Box If a Member of a Group        (a) [X]
                                                                     (b) [ ]

- ------------------------------------------------------------------------------
    3        SEC Use Only


- ------------------------------------------------------------------------------
    4        Source of Funds

                                NOT APPLICABLE
- ------------------------------------------------------------------------------
    5        Check Box if Disclosure of Legal Proceedings is
             Required Pursuant to Items 2(d) or 2(e)                     [ ]


- ------------------------------------------------------------------------------
    6        Citizenship or Place of Organization

                                   DELAWARE

- ------------------------------------------------------------------------------
                           7       Sole Voting Power

                                         0
                     ---------------------------------------------------------
 NUMBER OF                 8       Shared Voting Power
   SHARES
BENEFICIALLY                             4,402.975
  OWNED BY           ---------------------------------------------------------
    EACH                   9       Sole Dispositive Power
 REPORTING
PERSON WITH                              0
                     ---------------------------------------------------------
                          10       Shared Dispositive Power

                                         4,402.975

- ------------------------------------------------------------------------------
    11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    7,557.4
- ------------------------------------------------------------------------------
    12       Check Box if the Aggregate Amount in Row (11)
             Excludes Certain Shares                                     [ ]


- ------------------------------------------------------------------------------
    13       Percent of Class Represented by Amount in Row (11)
                      20.2% (Based on 37,447 Interests reported as outstanding as of December 31, 1995)
- ------------------------------------------------------------------------------
    14       Type of Reporting Person

                        OO
- ------------------------------------------------------------------------------

                        AMENDMENT NO. 3 TO SCHEDULE 13D

         This Statement, which is being filed jointly by Insignia Financial Group, Inc. ("Insignia"), MAP VII Acquisition Corporation ("MAP"), Metropolitan Acquisition VII, L.L.C. ("Metropolitan") and FMG Acquisition I, L.L.C. ("FMG"), constitutes (i) Amendment No. 3 to the Statement on Schedule 13D relating to the Interests originally filed by Insignia and FMG with the Commission on January 3, 1996, as supplemented and amended (with respect to Insignia) by Amendment No. 1 thereto filed by Insignia with the Commission on March 11, 1996, and as supplemented and amended (with respect to FMG) by Amendment No. 1 thereto filed by FMG with the Commission on March 11, 1996, and as supplemented and amended (with respect to both Insignia and FMG) by Amendment No. 2 thereto filed with the Commission on May 13, 1996; and (ii) Amendment No. 1 to the Statement on Schedule 13D relating to the Interests originally filed by Metropolitan and MAP with the Commission on May 13, 1996 (collectively, the "Statements").

         Item 5 of the Statements is hereby amended and supplemented to include the following:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

            As previously disclosed in the Statements, FMG owns a 25% general partner interest in WIG XII Partners, which is the record owner of 4,205.9 Interests. Insignia owned a 99% equity interest in FMG and Insignia Commercial Group, Inc. ("ICG"), which is a wholly-owned subsidiary of Insignia, owned the remaining 1% equity interest in FMG. Effective as of May 17, 1996, Insignia transferred its 99% equity interest in FMG to Metropolitan and ICG transferred its 1% equity interest in FMG to MAP. As a result of the foregoing transfers, Insignia and ICG no longer have any direct interest in FMG. However, because Insignia controls both MAP and Metropolitan, Insignia continues to control FMG.

                                  SIGNATURES


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 17, 1996

                                        INSIGNIA FINANCIAL GROUP, INC.

                                        By:/s/ FRANK M. GARRISON
                                           -----------------------------------
                                               Frank M. Garrison
                                               Executive Managing Director


                                        MAP VII ACQUISITION CORPORATION

                                        By:/s/ JEFFREY L. GOLDBERG
                                           -----------------------------------
                                               Jeffrey L. Goldberg
                                               Vice President


                                        METROPOLITAN ACQUISITION VII, L.L.C.

                                        By: MAP VII ACQUISITION CORPORATION,
                                               its managing member


                                        By:/s/ JEFFREY L. GOLDBERG
                                           -----------------------------------
                                               Jeffrey L. Goldberg
                                               Vice President


                                        FMG ACQUISITION I, L.L.C.

                                        By:/s/ JEFFREY L. GOLDBERG
                                           -----------------------------------
                                               Jeffrey L. Goldberg
                                               President


                                       7